Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13(d)-1(k) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the undersigned hereby agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to common stock, par value $0.0001 per share, of Codexis, Inc. and that this agreement may be included as an exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto insofar as it relates to such party’s obligation under Section 13(d) of the Exchange Act, and for the accuracy and completeness of the information concerning such party contained therein (it being understood that that no party is responsible for the accuracy or completeness of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate).  Each party hereto shall be entitled to file, separately from the other parties hereto, any amendments to the information concerning such party that it shall deem necessary or desirable.

This agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement this 7th day of June, 2011.

RAIZEN ENERGIA PARTICIPAÇÕES S.A.

By:	/s/ Pedro Isamu Mizutani
Name: Pedro Isamu Mizutani
Title: Chief Operating Officer

ISPAGNAC PARTICIPAÇÕES LTDA.

By:	/s/ Matias Lopes
Name: Matias Lopes
Title: Officer

ROYAL DUTCH SHELL PLC

By:	/s/ Michiel Brandjes
Name: Michiel Brandjes
Title: Company Secretary

COSAN S.A. INDUSTRIA E COMERCIO

By:	/s/ Marcos Marinho Lutz
Name: Marcos Marinho Lutz
Title: Chief Executive Officer

COSAN LIMITED

By:	/s/ Rubens Ometo Silveira Mello
Name: Rubens Ometo Silveira Mello
Title: Chairman and Chief Executive Officer